Exhibit 10.1

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of the 5TH day of May, 2014, by and between Wynn Resorts, Limited (“Employer”) and Kim Sinatra ("Employee"). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).
RECITALS
WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of April 24, 2007 as amended by that certain First Amendment to Employment Agreement dated as of December 31, 2008 and that certain Second Amendment dated November 30, 2009 (collectively, the "Agreement"); and
WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:
1.    Amendments.
a.    Employer and Employee agree to amend Section 1 of the Agreement by adding a new Section 1(k) as set forth below:
“(k)    “Confidential Information” - means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential. No materials or information shall be considered Confidential Information if Employee can prove that the materials or information are: (1)

already known to Employee at the time that they are disclosed; or (2) publicly known at the time of the disclosure to Employee. Additionally, the confidential obligations herein will cease as to particular information that: (1) has become publicly known through no fault of Employee; (2) is received by Employee properly and lawfully from a third party without restriction on disclosure and without knowledge or reasonable suspicion that the third party’s disclosure is in breach of any obligations to Employer or its Affiliate; (3) has been developed by Employee completely independent of the delivery of Confidential Information hereunder; or (4) has been approved for public release by written authorization of Employer or its Affiliate.”
b.    Employer and Employee agree to amend Section 4 of the Agreement in its entirety to read as follows:
“4.    DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Executive Vice President and General Counsel for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. Employee’s duties shall include, but not be limited to: (i) the supervision of legal and compliance efforts of Employer; (ii) the selection and delegation of duties and responsibilities of subordinates; (iii) the direction, review and oversight of all programs under Employee’s supervision; and (iv) such other and related duties as specifically assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer or its Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.”
c.    Employer and Employee agree to amend Section 6 of the Agreement in its entirety to read as follows:
“6.    TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and terminating on February 17, 2017 at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 10 and 11. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.”
d.    Employer and Employee agree to amend Subparagraph 8(a) of the Agreement in its entirety to read as follows:
“(a)    Base Salary. Subject to Section 7(g), Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Eight Hundred-Fifty Thousand Dollars ($850,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subsections 8(b) through (e) of this Agreement. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors periodically, and may be increased, but not decreased, as a result of such review.”

e.    Employer and Employee agree to amend Section 8 of the Agreement by adding a new Section 8(g) to read as follows:

“(g)    Equity Grant. Effective as of May 5, 2014, Employee shall be granted 7,500 shares of stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2002 Stock Incentive Plan. The Employee and Wynn Resorts, Limited will enter into a separate stock agreement for the grant of the 7,500 shares which agreement will provide that such shares shall vest immediately upon the execution of such stock agreement but that Employee will be restricted from transferring the shares of stock for three years after the date of grant.”
f.    Employer and Employee agree to amend the Agreement by adding a new Section 24 as set forth below:
“24.    FCPA COMPLIANCE. Employer advises Employee that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits offering, providing, or promising anything of value (including money, preferential treatment, and any other sort of advantage), either directly or indirectly, by a United States company, or any of its employees, subsidiaries, affiliates, or agents, to an official of a foreign government, a foreign political party, party official, or candidate for foreign political office (or any family members of any of these real persons), for the purposes of influencing an act or decision in that individual’s official capacity, or inducing the official to use his or her influence with the foreign government to assist the United States company, its subsidiaries or affiliates, or anyone else, in obtaining or retaining business. Employee understands that Employee may not directly or indirectly offer, promise, grant, or authorize the giving of money or anything else of value to a government official to influence official action or obtain an improper advantage. Employee understands that these legal restrictions apply fully to Employee with regard to Employee’s activities in the course of or in relation to Employee’s employment with Employer, regardless of Employee’s physical location. Employee represents and warrants that Employee will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and all other state, federal, and international laws related to anti-corruption. Employee agrees that he or she will not take any action which would cause Employer to be in violation of the FCPA or any other applicable anti-corruption law, regulation, or Company policy or procedure. Employee further represents and warrants that Employee will know and understand, and act in accordance with, all Company policies and procedures related to anti-corruption and business conduct. Employee agrees to attend mandatory compliance training. Employee undertakes to duly notify Employer if Employee becomes aware of any such violation of Company policies or procedures, or any other violation of law, committed by Employee or any other person or entity, and to indemnify Employer for any losses, damages, fines, and/or penalties which Employer may suffer or incur arising out of or incidental to any such violation committed by Employee.
Employee also represents and warrants that Employee will disclose to the Employer if Employee or any member of Employee’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.”
2.    Effective Date of Amendments. The amendments set forth herein shall be effective as of February 27, 2014.
3.    Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED	EMPLOYEE

By: /s/ Matt Maddox__________	_/s/ Kim Sinatra_______________

Its: President	Kim Sinatra

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